Exhibit 4

Athena 2004 S.A.
Caroline Shipping Inc.
Elliniki Eteria Diepirotikon Grammon A.E.
Royal Olympic Cruise Lines Inc.
Solar Navigation Corp.
Simpson Navigation Ltd.
Valentine Oceanic Trading Inc.

c/o Royal Olympic Cruises Ltd.
Attn: Mr G Kassapis, CFO
87 Akti Miaouli
185 38 Piraeus
Greece

Date: 17 June 2003

Dear Sir:

1.
We refer to:

(a)
the facility agreement dated 14 June 2000 as amended by various letters including (1) a letter dated 14 November 2001; (2) a letter dated 23 April 2002; and (3) a letter dated 30 September 2002 (together the "Facility Agreement") made between (i) yourselves as borrowers and (ii) Fortis Bank (Nederland) N.V. ("Fortis") as Lender in respect of a loan facility of up to (initially) $47,700,000, a revolving loan of up to (initially) $7,500,000 and a guarantee facility of up to (initially) $4,200,000. Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Letter;

(b)
a facility agreement dated 28 April 1998 as amended by a supplemental agreement dated 14 June 2000 (together, the "World Renaissance Agreement") made between (i) Ocean Quest Seacarriers Limited ("Ocean Quest") and (ii) Fortis as Lender in respect of a loan facility of up to US$9,000,000 to assist Ocean Quest in refinancing its existing indebtedness in respect of the Greek flag vessel "WORLD RENAISSANCE"; and

(c)
a facility agreement dated 4 January 2002 made between (with the exception of Royal Olympic Cruise Lines Inc.) (i) yourselves as borrowers and Fortis in respect of a loan facility of up to US$3,000,000 to provide working capital (the "US$3 mln Bridge Facility").

2.
As at this date, the following installments, which were originally due in accordance with the provisions of Clause 8.1(a)(ii) of the Facility Agreement on the following dates and which have variously been deferred remain due and outstanding:

(i)
principal installment in the amount of US$1,325,000, which fell due on 16 December 2001;

(ii)
principal installment in the amount of US$1,325,000, which fell due on 16 March 2002;

(iii)
principal installment in the amount of US$1,325,000, which fell due on 16 June 2002;

(iv)
principal installment in the amount of US$1,325,000, which fell due on 16 September 2002;

(v)
principal installment in the amount of US$1,325,000, which fell due on 16 December 2002;

(vi)
principal installment in the amount of US$1,325,000, which fell due on 16 March 2003;

(vii)
principal installment in the amount of US$1,325,000, which fell due on 16 June 2003.

3.
As at this date the principal amount outstanding under the Loan is $42,841,672.

4.
We have agreed that an interim principal repayment shall be made by you in the amount of US$1,500,000 in three montly installments of US$500,000 each as of 30 June 2003.

5.
Fortis agrees to waive per 30 November 2002 and per 30 June 2003 the following covenants:

(i)
The aggregate market value of the vessels should at all times be at least 145%;

(ii)
Financial ratio's to apply to the A, B, C and D facilities;

(iii)
Financial ratio's to exclude any EBITDA contribution from the newbuild;

(iv)
Minimum EBITDA year 1 US$1 mln, year 2 US$12 mln, years 3-7 US$15 mln;

(v)
Minimum EBITDA/net interest year 1 1.5:1, years 2-4 2.0:1, years 5-7 3.0:1.

        The first measurement date for these covenants shall not be earlier than 1 December 2003.

6.
Pursuant to further discussions between us, we have agreed in principle but subject to the provisions of paragraphs 5 to 7 inclusive below to vary the terms of repayment of the Loan as set out in Clause 8 of the Facility Agreement as follows:

(i)
the due date for the installments set out in paragraph 2 above shall be deferred in each case until 16 December 2003, on which date the full amount of such installments shall be repaid, together with the further principal installment in the amount of US$1,325,000 due on that date;

(ii)
in addition to paragraph 5(i) above, payment of the principal installment in the amount of US$1,325,000 which falls due on 16 September 2003 pursuant to Clause 8.1(a)(ii) shall also be deferred until 16 December 2003, on which date the full amount of such installment shall be repaid;

  without prejudice to the obligation to pay interest on the Loan and to pay any and all other amounts falling due in accordance with the terms of the Facility Agreement when any such amounts so fall due.

7.
By your acceptance of this letter, you agree that, in the event that East Ocean Shipping Corp. ("EOS"), or we in our capacity as assignee under the terms of the general Assignment executed by EOS in our favor dated 30 September 2002 should receive monies arising out of or in connection with the m.v. "SEAWING", then those monies shall be applied by way of prepayment of principal and/or payment of other monies due under the Facility Agreement and/or, as we may in our discretion determine, the World Renaissance Agreement.

8.
Our agreement set out in paragraph 5 above shall further be conditional upon:

(a)
all other bank or term loan financing arrangements being deferred on similar terms acceptable to us;

(b)
this letter being accepted and agreed in the manner hereinafter provided by no later than 7 June 2003;

(c)
your Auditors written confirmation to us that upon receipt of this letter no notation to or qualification to the Accounts of Royal Olympic Cruise Limited will be made; and

(d)
such matters as to confirmation of the validity of the Finance Documents (including this Letter and, if we so require, amendments and/or additions to the Mortgages to ensure they continue to secure all the Secured Liabilities) as we may require together with such amendments to the SEAWING documents as we may require;

9.
Notwithstanding the terms of paragraph 5 above, the deferral set out in paragraph 5 shall be revoked and all those monies due under the installments set out in paragraph 3 shall become immediately due and payable on the earlier of:

(i)
any other bank borrowing or term loan facility of the ROC Group is terminated or accelerated or any of the Vessels is arrested or detained by any creditor;

(ii)
the occurrence of an Event of Default under Clause 13.1 of the Facility Agrement; or

(iii)
16 December 2003.

  Further we reserve the right to demand all or any part of the monies so deferred if we consider, in our absolute discretion, that you have or ought to have moneys available to repay all or part of such outstanding amounts.

10.
Subject only to the amendments made pursuant to this Letter, the Facility Agreement shall remain in full force and effect and the security constituted by the Finance Documents shall continue and remain fully valid and enforceable and securing all the Secured Liabilities.

11.
This Letter shall be governed by and construed in accordance with English law and the provisions of Clause 30 (Law and Jurisdiction) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

  Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully
 FORTIS BANK (NEDERLAND) N.V.

/s/	/s/
R.A. Holsboer	J.K. Richert

Accepted and agreed this day of June 2003

/s/
for and on behalf of
ATHENA 2004 S.A. CAROLINE SHIPPING INC. ELLINIKI ETERIA DIEPIROTIKON GRAMMON A.E. SOLAR NAVIGATION CORP. SIMPSON NAVIGATION LTD. VALENTINE OCEANIC TRADING INC.
/s/
for and on behalf of ROYAL OLYMPIC CRUISE LINES INC.

COUNTERSIGNED this day of June 2003 by and on behalf of each of the following who, by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of the above Letter, that it agrees in all respects to the same and that each Finance Document to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Facility Agreement as amended hereby.

/s/
for and on behalf of ROYAL OLYMPIC CRUISES LTD.
/s/
for and on behalf of ROC HOLDINGS INC.
/s/
for and on behalf of EAST OCEAN SHIPPING CORP.